Exhibit 99.2

ACTUANT ANNOUNCES EARLY TENDER RESULTS AND RECEIPT OF REQUISITE CONSENTS FOR ITS 6.875% SENIOR NOTES DUE 2017

MILWAUKEE, WI, April 16, 2012 – Actuant Corporation (NYSE: ATU) today announced that it had received, as of 5:00 p.m., New York City time, on April 13, 2012 (the “Consent Expiration”), tenders and consents from holders of approximately 91.5% of the aggregate principal amount of its outstanding 6.875% Senior Notes due 2017 (the “Existing Notes”), in connection with its previously announced tender offer and consent solicitation for the Existing Notes, which commenced on April 2, 2012 and is described in the Offer to Purchase and Consent Solicitation Statement dated April 2, 2012 (the “Offer to Purchase”).

Actuant intends to execute later today a supplemental indenture (the “Supplemental Indenture”) with respect to the indenture governing the Existing Notes, which will eliminate most of the covenants and certain default provisions applicable to the Existing Notes. The Supplemental Indenture will not become operative until a majority in aggregate principal amount of the Existing Notes has been purchased by Actuant pursuant to the terms of the tender offer and the consent solicitation, which is expected to occur today.

Actuant’s obligation to accept for purchase, and to pay for, any Existing Notes pursuant to the tender offer is subject to a number of conditions that are set forth in the Offer to Purchase, including the closing today of Actuant’s offering of 5.625% senior notes due 2022. Subject to the satisfaction or waiver of these conditions, all holders who validly tendered (and did not validly withdraw) their Existing Notes prior to the Consent Expiration will receive total consideration equal to $1,042.16 per $1,000 principal amount of the Existing Notes, which includes a consent payment of $30.00 per $1,000 principal amount of the Existing Notes, plus accrued and unpaid interest on the Existing Notes up to, but not including, the payment date for the Existing Notes.

Holders who tender (and do not validly withdraw) their Existing Notes after the Consent Expiration and prior to the expiration of the tender offer will be entitled to receive consideration equal to $1,012.16 per $1,000 principal amount of the Existing Notes, plus any accrued and unpaid interest on the Existing Notes up to, but not including, the payment date for such Existing Notes accepted for purchase. Holders of Existing Notes tendered after the Consent Expiration will not receive a consent payment. The tender offer will expire at 12:00 midnight, New York City Time, on April 27, 2012, unless extended by Actuant in its sole discretion.

Any Existing Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders will be subject to the terms of the Supplemental Indenture even though they did not consent to the amendments.

Wells Fargo Securities, BofA Merrill Lynch and J. P. Morgan are acting as Dealer Managers and Solicitation Agents for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Wells Fargo Securities, Liability Management Group, at (866) 309-6316 (toll free) or (704) 715-8341 (collect); BofA Merrill Lynch, Liability Management, at (888) 292-0070 (toll-free) or (980) 387-3907 (collect); or J.P. Morgan, Liability Management Group, at (866) 834-4666 (toll-free) or (212) 834-3424 (collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement or other tender offer materials may be directed to D.F. King & Co., at (800) 549-6746 (toll free) or (212) 269-5550 (for banks and brokers).

This press release does not constitute an offer to purchase the Existing Notes or any other securities or a solicitation of consents to amend the indenture. The tender offer is made solely pursuant to the Offer to Purchase. The tender offer is not being made to holders of Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Actuant Corporation

Actuant Corporation is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company’s website at www.actuant.com.

Safe Harbor

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.